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                                                                   EXHIBIT 10.43

Fiducia Ltd.
Fourth Floor
British America Building
P.O. Box HM3143
Hamilton, Bermuda HM NX

                                                                January 11, 2001

Ladies and Gentlemen,

          In connection with the proposed recapitalization of ourselves and our subsidiary, APCOA/Standard Parking, Inc. ("APCOA"), Fiducia Ltd. ("you" or "Fiducia") agreed to have its cash interest payments delayed until March 15, 2007 (the "Waiver") on approximately $29.9 million aggregate principal amount ($35.1 million face amount) of our 11 1/4% Senior Discount Notes due 2008 owned by you (the "Notes").

          As consideration for the Waiver, we agree to pledge to you approximately 20.4169 shares of Series C Preferred Stock issued by APCOA and owned by us with a current aggregate liquidation preference of approximately $30,779,166 million (the "Pledged Preferred Stock"), to secure our payment obligations under the Notes. We will use our best efforts to enter into customary agreements within 60 days of the date hereof, to facilitate our granting you a security interest in the Pledged Preferred Stock. Our obligation to grant you this security interest is wholly conditioned on the effectiveness of the Waiver.

          The internal law of the state of New York shall govern and be used to construe this Agreement.

                                              AP Holdings, Inc.

                                              By:
                                                 ------------------------------
                                                 Name:
                                                 Title:

                            [acknowledgment follows]

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ACKNOWLEDGED

Fiducia Ltd.

By:
    ----------------------
     Name:
     Title: